Exhibit 99.1

FOR IMMEDIATE RELEASE

ICO APPROVED FOR ANCILLARY TERRESTRIAL COMPONENT USE BY FCC

RESTON, Va., - (Business Wire) January 15, 2009 – ICO Global Communications (Holdings) Limited (NASDAQ: ICOG) today announced that the Federal Communications Commission (FCC) has approved the application of its subsidiary, New ICO Satellite Services G.P., to utilize an ancillary terrestrial component (ATC) in conjunction with its mobile satellite services (MSS).

ATC authority will allow ICO to use its 20 megahertz of 2 GHz spectrum for two-way terrestrial communications to enhance coverage and capacity of its MSS system by integrating terrestrial base stations into its network. In granting the ATC authority, the FCC also approved ICO’s requests to use the spectrum in a more efficient manner, consistent with rules of operation for comparable terrestrial spectrum.

ICO is currently conducting trials of MSS/ATC services in the Las Vegas, Nevada and Raleigh-Durham, North Carolina markets, including a mobile interactive media service known as ICO mim™.  ICO mim is one of many advanced services that ICO will be able to deploy using its MSS/ATC system.  ICO is engaged in development efforts that will permit the MSS/ATC system, over time, to offer a range of nationwide, interactive, broadband-enabled services.

“ATC approval is yet another major milestone achieved by ICO, and we thank the FCC for their continued efforts in support of a new generation of mobile satellite services,” commented Tim Bryan, chief executive officer for ICO.  “With operating rules that are now aligned with all of the major wireless service spectrum bands, ICO is well-positioned to leverage the economies of scale for equipment and technology deployment to provide the seamless, nationwide service experience that only mobile satellites can deliver.”

Use of the ATC authority is subject to ICO’s compliance with FCC regulations and conditions of the order, a copy of which may be found on the FCC's website at: http://hraunfoss.fcc.gov/edocs_public/attachmatch/DA-09-38A1.doc and on the About Us page of www.ICO.com.

About ICO

ICO Global Communications (Holdings) Limited is a satellite communications company developing an advanced next-generation hybrid media system, combining both satellite and terrestrial communications capabilities.  ICO’s satellites are capable of supporting wireless voice, data, and/or Internet services on mobile and portable devices.  In North America, through its subsidiary ICO North America, Inc., ICO is deploying a mobile interactive media service known as ICO mim™.  ICO mim will combine ICO’s unique interactive satellite capability with nationwide coverage to deliver a new level of navigation, enhanced roadside assistance and the ultimate mobile video experience, including 10-15 live channels of premium television content.   ICO is based in Reston, Virginia. For more information, visit www.ico.com.

Safe Harbor Statement

This press release contains forward-looking statements, including those regarding ICO’s ability to utilize ATC and its offering of ICO mim and other services over an MSS/ATC system. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from our expected results.  More information about risks is contained in ICO's most recent Annual Report on Form 10-K and its other filings with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release speak as of the date hereof, and ICO undertakes no obligation to revise or update any forward-looking statements for any reason.

Contact:

Christopher Doherty
ICO
703-964-1414
christopher.doherty@ico.com

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